Exhibit 10.34

November 20th 2010

Mr. Robert W. Massie

824 Lusted Lane,

Batavia, Illinois 60510

Dear Robert,

We are pleased to offer you a position as Chief Sales Officer in Grade M7 with the following terms and conditions, your employment to be effective upon the date of your commencing services with iGATE Technologies Inc, a subsidiary of iGATE Corporation (hereafter referred to as “iGATE or “Company”“), on completion of background checks. You may note, this offer is valid until November 23rd 2010 for acceptance. The offer stands automatically withdrawn after this date unless based on mutual consent the date is extended in writing by iGATE.

1. DUTIES. You shall use your best energies and abilities on a full-time basis to perform the employment duties assigned to you from time to time and also shall comply with all rules, regulations and procedures of the Company. You are employed on an at-will basis and your performance will be reviewed as per the Company’s performance management review policy. During your employment you shall not directly or indirectly usurp any corporate opportunities or otherwise engage in any conduct adverse to the best interests of the Company. Also, you are instructed not to divulge any confidential information of, or violate any agreement with, your prior employers or their clients. Your services would be transferable to any of our global locations based on business needs.

2. COMPENSATION. Employee’s annual base salary and other compensation as of the date of this Agreement are as set forth on Attachment A hereto. Said wages and compensation are subject to being reviewed and modified by the Company. The Company shall be entitled to withhold from any payments to Employee pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts loaned to the Employee by the Company.

3. BENEFITS. Employee is eligible for the standard Company benefits which may be modified by the Company.

4. POLICIES AND PRACTICES. Employee agrees to abide by all Company rules, regulations, policies, practices and procedures which the Company may amend from time to time.

5. TERMINATION. Employment with Company is on an “at will” basis. However, either party may terminate this association by giving three (3) months notice or on payment of salary in lieu of the same. However, in the event of any discrepancy or untrue information found in your application form or resume, willful neglect of your duties, breach of trust, gross indiscipline or any other serious dereliction of duties that may be prejudicial to the interests of the company, the company has the discretion to terminate your services forthwith or with such notice as it deems fit and without any notice pay whatsoever. In case you leave the Company within one year of joining all expenses incurred by the Company on relocation and settlement expenses shall be reimbursed by you to the Company.

6. REPORTS. You will provide Company with any reports that are deemed necessary, including periodic summaries of your work-related activities and accomplishments.

7. BACKGROUND CHECK. All documents submitted by you to the Company with reference to the above are subject to verification by the Company or an agency appointed by the Company at any time during your employment with the Company. You hereby specifically authorize the Company or any external agency appointed by the Company to verify your educational and employment antecedents, your conduct and conduct any other back ground checks prior to your joining the Company or thereafter. You expected to extend your full cooperation during such verification. This Offer of Appointment is subject to you clearing the Background Check as conducted by the Company or any third party agency on behalf of the Company. In the event you fail to cooperate or clear the Background Check, your employment may be terminated by the Company forthwith and without any liability to the Company.

8. AGREEMENT NOT TO COMPETE. In order to protect the business interest and goodwill of the Company with respect to Customers and accounts of Company, and to protect Trade Secrets and Confidential Information as those terms are defined in Attachment B, Employee covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Employee’s employment for any reason, Employee will not:

(a) directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by the Employee to employ any person who is employed by the Company at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with the Company;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or similar business or any product line or service provided by Company; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Employee has worked and/or conducted business for the Company within the six (6) months period prior to the termination of Employee’s employment. Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company

Customer” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Employee as a result of Employee’s access to the Company’s business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted or negotiated during the one (1) year period preceding the termination of Employee’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company during the period of Employee’s employment.

9. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Employee covenants and agrees during Employee’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Employee may disclose such Confidential Information to persons, firms or corporations who need to know such Information during the course and within the scope of Employee’s employment. Employee will not use any Confidential Information for any purpose or for Employee’s personal benefit other than in the course and within the scope of Employee’s employment. Employee agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein.

10. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Alameda County, California and that the law of the Commonwealth of California shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court or arbitrator geographically located in Alameda County, California. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Alameda County, California, including any objection to personal jurisdiction, venue, and/or forum non-convenient, in any proceeding by the Company to enforce its rights hereunder filed in or for Alameda County, California. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Alameda County, California.

11. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and it supersedes all prior statements, discussions and understandings and may be amended only by a writing signed by both parties.

This agreement shall come into effect upon your commencing services at iGATE. We look forward to a long and beneficial relationship.

Sincerely	Agreed to and Accepted with the Intent to be Legally Bound

/s/ Srinivas Kandula

Srinivas Kandula	/s/ Robert W. Massie
Global Head – Human Resources	(Signature)

ATTACHMENT A

1.	Position:	Chief Sales Officer

2.	Grade:	M7

3.	Location:	Chicago, IL

4.	Reporting to:	Chief Executive Officer

5.	Annual Base Salary:	$300,000.00 USD per annum ($12,500.00 USD) per semi-monthly pay cycle, i.e. 24 pay cycles in a year)

6.	Sales Bonus: You will be eligible to earn up to 60% of your annual base salary ($180,000.00 USD) as sales bonus per annum on achieving your performance goals. The performance goals for sales bonus payout will be set forth by your manager. The bonus payout is governed by the sales bonus policy in the Company. During the first year of your employment with iGATE, 50% of bonus i.e., $90,000 USD is guaranteed as bonus against the overall eligibility of $180,000 USD. The payout cycle of this $90,000 USD will be as indicated below:

	a.	$45,000 USD will be paid upon completion of 6 months of employment and the remaining $45,000 USD upon completion of 12 months of employment with iGATE.

	b.	Any sales bonus earned beyond the guaranteed sum will also be released on completion of 12 months

7	Benefits: Employee is eligible for standard company benefits in the same manner as other employees of iGATE.

BY:	/s/ Srinivas Kandula	BY:	/s/ Robert W. Massie
	iGATE		Robert W. Massie

DATE:	November 20th 2010	DATE:	12/31/2010

ATTACHMENT B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between iGATE Technologies Inc, a subsidiary of iGATE Corporation, a US company, (hereinafter referred to as “iGATE” or “Company”) and the undersigned employee, Robert W. Massie, (hereinafter called “Employee”).

WITNESSETH:

WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee’s duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Employee and the fees paid to Employee by the Company during Employee’s employment by the Company, Employee agrees as follows:

Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee’s employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s, rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

At the request of the Company, either during or after termination of Employee’s employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee’s employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s, customers, clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by California).

Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

The parties agree that this Agreement shall be deemed to have been made and entered into in Alameda County, California and that the Law of the Commonwealth of California shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court geographically located in Alameda County, California. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Alameda County, California, including any objection to personal jurisdiction, venue, and/or forum non-convenient, in any proceeding by the Company to enforce its rights hereunder filed in or for Alameda County, California. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Alameda County, California.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

EMPLOYEE:

/s/ Robert W. Massie

Signature

Date:	12/31/2010